Exhibit 22

GUARANTEED SECURITIES

Pursuant to Item 601(b)(22) of Regulation S-K, set forth below are securities issued by NextEra Energy Capital Holdings, Inc. (Issuer) and guaranteed by NextEra Energy, Inc. (Guarantor).

Issued under the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999
4.50% Debentures, Series due June 1, 2021
3.625% Debentures, Series due June 15, 2023
Series I Debentures due September 1, 2021
3.55% Debentures, Series due May 1, 2027
2.80% Debentures, Series due January 15, 2023
Floating Rate Debentures, Series due May 4, 2021
Floating Rate Debentures, Series due August 28, 2021
Floating Rate Debentures, Series due February 25, 2022
2.90% Debentures, Series due April 1, 2022
3.15% Debentures, Series due April 1, 2024
3.25% Debentures, Series due April 1, 2026
3.50% Debentures, Series due April 1, 2029
Series J Debentures due September 1, 2024
2.75% Debentures, Series due November 1, 2029
1.95% Debentures, Series due September 1, 2022
Series K Debentures due March 1, 2025
2.75% Debentures, Series due May 1, 2025
2.25% Debentures, Series due June 1, 2030
Series L Debentures, Series due September 1, 2025

Issued under the Indenture (For Unsecured Subordinated Debt Securities), dated as of June 1, 2006
Series B Enhanced Junior Subordinated Debentures due 2066
Series C Junior Subordinated Debentures due 2067
Series K Junior Subordinated Debentures due June 1, 2076
Series L Junior Subordinated Debentures due September 29, 2057
Series M Junior Subordinated Debentures due December 1, 2077
Series N Junior Subordinated Debentures due March 1, 2079
Series O Junior Subordinated Debentures due May 1, 2079